Visual Edge Systems to Make Strategic Investment in Hencie Consulting

Boca Raton, Florida. July 17, 2000 -- Visual Edge Systems, Inc. (OTC Bulletin
Board: EDGE) announced today that it has reached terms for a strategic investment with the parent company of Hencie Consulting Services, Inc. ("Hencie"), a fast growing national e-business solutions provider and application services company. This announcement comes a few days after Edge announced its proposed reorganization and expansion of operations to include operating, financing and developing technology-oriented companies.

As part of definitive agreements to be entered at closing, Edge will invest up to $6.6 million into Hencie and sign a strategic services agreement that will mutually serve Edge and Hencie's business models for growth. As part of the strategic relationship, Hencie will evaluate and provide key services and support to Edge companies. Hencie will also assist Edge to identify future investment opportunities and strategic partners through the many technology clients and technology partners Hencie serves. Edge will assist Hencie with the development and execution of its international expansion plans, promote Hencie's services, and assist in its corporate strategic planning and development. Pierre Koshakji, named to become President and CEO of Edge's proposed reorganized company, will serve on the Board of Hencie, and Adil Khan, President and CEO of Hencie will serve on Edge's Board of Advisors.

Hencie is a Texas based corporation that provides unique, patented applied for, e-business solutions to Fortune 1000 and mid-market companies. Hencie offers end-to-end e-business solutions based on technologies from Oracle, i2 Technologies, Ariba, Allaire and other technology leaders. Along with Arthur Andersen and Grant Thornton, Hencie is one of three preferred solutions providers in the Southwest marketing region for Oracle. Hencie has grown from 20 employees in 1998 to over 100 employees currently and has been profitable over the past three years. Clients of Hencie include Raytheon Corporation, Kaiser Aluminum, Del Monte, Kerr- McGee Corporation and PGA of America.

"As businesses increase their dependency on technology to gain competitive advantages," adds Mr. Khan, "Hencie will be able to accelerate its ability to deliver enterprise platform solutions through its strategic alliance with Edge."

"We have been closely following Hencie's growth for over nine months and are very impressed with Hencie's profitability, top management and the quality of consultants it attracts" explains Pierre Koshakji. "We see the strategic relationship with Hencie as a powerful initial step to execute our new business model."

Visual Edge Systems, Inc. based in Boca Raton produces and markets CD-ROM Internet instructional sports products including One-On-One with Greg Norman and is actively

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engaged in the research and development of new complimentary technologies. The company announced on July 13, 2000 a proposed plan to reorganize and expand operations to include operating, financing and developing technology-oriented companies.

The Hencie investment is expected to close in early August 2000.

The Company cannot assure investors that the transactions discussed in this press release will close, that such transactions will prove successful or that unforeseen developments will not occur, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

This statement contains references to future events and results, including anticipated transactions involving Visual Edge Systems Inc. These statements are forward-looking statements regarding future events and the future financial performance of Visual Edge, and no assurances can be made regarding their eventual occurrence. Actual occurrences and results may differ substantially and materially from those projected as a result of risks and uncertainties detailed in Visual Edge's periodic reports and registration statements filed with the Securities and Exchange Commission (viewable at www.sec.govhttp://www.sec.gov), including its Form 10-K for the year ended December 31, 1999, and the Form 8-K filed in connection with the transactions contemplated in this statement.

SOURCE: Visual Edge Systems Inc.